Exhibit 99.1

CONFIDENTIAL DRAFT RELEASE

ICONIX BRAND GROUP REPORTS RECORD REVENUE AND EARNINGS FOR THE FIRST QUARTER 2013

•	Record Q1 revenue of $105.1 million, a 19% increase over prior year quarter

•	Record Q1 non-GAAP diluted EPS of $0.54, a 26% increase over prior year quarter

•	Record Q1 free cash flow of $51.8 million and EBITDA of $64.6 million

•	Raising 2013 non-GAAP diluted EPS guidance to $2.10-$2.20

NEW YORK, New York—April 24, 2013 – Iconix Brand Group, Inc. (NASDAQ: ICON) (“Iconix” or the “Company”), today announced financial results for the first quarter ended March 31, 2013.

Q1 2013 Results for Iconix Brand Group, Inc.:

Total revenue for the first quarter of 2013 was approximately $105.1 million, a 19% increase as compared to approximately $88.5 million in the first quarter of 2012. EBITDA attributable to Iconix for the first quarter was approximately $64.6 million, a 14% increase as compared to $56.8 million in the prior year quarter. Free cash flow attributable to Iconix for the first quarter was approximately $51.8 million, a 9% increase as compared to the prior year quarter of approximately $47.4 million. On a non-GAAP basis, as described in the tables below, net income attributable to Iconix was $36.2 million, a 13% increase as compared to the prior year quarter of approximately $31.9 million. Non-GAAP diluted EPS for the first quarter of 2013 increased 26% to $0.54 compared to $0.43 in the prior year quarter. GAAP net income attributable to Iconix for the first quarter of 2013 was approximately $34.2 million, a 24% increase as compared to $27.6 million in the prior year quarter and GAAP diluted EPS for the first quarter of 2013 increased 38% to $0.51 compared to $0.37 in the prior year quarter.

EBITDA, free cash flow, non-GAAP net income and non-GAAP diluted EPS are all non-GAAP metrics and reconciliation tables for each are attached to this press release.

Neil Cole, Chairman and CEO of Iconix Brand Group, Inc. commented, “With record results in the first quarter, 2013 is off to a strong start and we are on track to deliver over 20% revenue and EPS growth for the full year. We successfully completed three acquisitions in the past five months and with our current pipeline we believe there are additional opportunities, which would continue to enhance our portfolio. As we look ahead, we are also focused on continuing to build our portfolio of brands organically through our global platform, and we believe that with our free cash flow and strong balance sheet we will continue to create increased shareholder value.”

2013 Guidance for Iconix Brand Group, Inc.:

•	The Company is maintaining its 2013 revenue guidance of $425-$435 million

•	The Company is raising its 2013 non-GAAP diluted EPS guidance to $2.10-$2.20 from $2.05-$2.15

•	The Company is revising its 2013 GAAP diluted EPS guidance to $1.87 – $1.97 from $1.95-$2.05

•	The Company is maintaining its free cash flow guidance of $203-$210 million.

This guidance relates to the Company’s existing portfolio of brands and does not include any additional acquisitions.

See reconciliation tables below for non-GAAP metrics. These non-GAAP metrics may be inconsistent with similar measures presented by other companies and should only be used in conjunction with our results reported according to U.S. GAAP. Any financial measure other than those prepared in accordance with U.S. GAAP should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP.

About Iconix Brand Group, Inc.

Iconix Brand Group, Inc. owns, licenses and markets a growing portfolio of consumer brands including: CANDIE’S (R), BONGO (R), BADGLEY MISCHKA (R), JOE BOXER (R), RAMPAGE (R), MUDD (R), MOSSIMO (R), LONDON FOG (R), OCEAN PACIFIC (R), DANSKIN (R), ROCAWEAR (R), CANNON (R), ROYAL VELVET (R), FIELDCREST (R), CHARISMA (R), STARTER (R), WAVERLY (R), ZOO YORK (R), ED HARDY (R), SHARPER IMAGE (R), UMBRO (R) and LEE COOPER (R). In addition, Iconix owns interests in the ARTFUL DODGER (R), ECKO (R), MARC ECKO (R), MATERIAL GIRL (R), PEANUTS (R), TRUTH OR DARE (R), BILLIONAIRE BOYS CLUB (R), ICE CREAM (R), MODERN AMUSEMENT (R), and BUFFALO (R) brands. The Company licenses its brands to a network of leading retailers and manufacturers that touch every major segment of retail distribution from the luxury market to the mass market in both the U.S. and worldwide. Through its in-house business development, merchandising, advertising and public relations departments Iconix manages its brands to drive greater consumer awareness and equity.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. The statements that are not historical facts contained in this press release are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors, all of which are difficult or impossible to predict and many of which are beyond the control of the Company, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Such factors include, but are not limited to, uncertainty regarding the results of the Company’s acquisition of additional licenses, continued market acceptance of current products and the ability to successfully develop and market new products particularly in light of rapidly changing fashion trends, the impact of supply and manufacturing constraints or difficulties relating to the Company’s licensees’ dependence on foreign manufacturers and suppliers, uncertainties relating to customer plans and commitments, the ability of licensees to successfully market and sell branded products, competition, uncertainties relating to economic conditions in the markets in which the Company operates, the ability to hire and retain key personnel, the ability to obtain capital if required, the risks of litigation and regulatory proceedings, the risks of uncertainty of trademark protection, the uncertainty of marketing and licensing acquired trademarks and other risks detailed in the Company’s SEC filings. The words “believe”, “anticipate”, “estimate”, “expect”, “confident”, “continue”, “will”, “project”, “provide” “guidance” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date the statement was made. All forward-looking statements are qualified by these cautionary statements and apply only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

# #

Contact Information:

Jaime Sheinheit

Investor Relations

Iconix Brand Group

212.730.0030

Unaudited Condensed Consolidated Income Statements

(in thousands, except earnings per share data)

	Three Months Ended Mar. 31,
	2013	2012
Licensing and other revenue	$105,062	$88,451
Selling, general and administrative expenses	38,826	30,899

Operating income	66,236	57,552
Interest and other expense, net	13,867	13,128
Equity earnings on joint ventures	(1,936)	(1,298)

Other expenses – net	11,931	11,830
Income before income taxes	54,305	45,722
Provision for income taxes	15,031	14,843

Net income	$39,274	$30,879

Less: Net income attributable to non-controlling interest	5,085	3,280

Net income attributable to Iconix Brand Group, Inc.	$34,189	$27,599

Earnings per share:
Basic	$0.53	$0.38

Diluted	$0.51	$0.37

Weighted average number of common shares outstanding:
Basic	64,208	72,302

Diluted	66,692	74,605

Selected Balance Sheet Items:

(in thousands)	(Unaudited) 3/31/2013	12/31/2012
Total Assets	$2,827,905	$2,481,738
Total Liabilities	$1,532,959	$1,181,898
Total Stockholders’ Equity	$1,294,946	$1,299,840

The following tables detail unaudited reconciliations from non-GAAP amounts to U.S. GAAP and include reconciliations related to ASC Topic 470, accounting for convertible debt.

Note: All items in the following reconciliation tables are attributable to Iconix Brand Group, Inc. and exclude results related to non-controlling interests.

(in thousands, except per share data)

(Unaudited)

	Three months ended
Net income reconciliation	Mar. 31, 2013	Mar. 31, 2012
Non-GAAP net income (1)	$36,219	$31,938

GAAP net income	$34,189	$27,599

Adjustments:
Non-cash interest related to ASC Topic 470	3,172	6,672

Taxes related to above item	(1,142)	(2,333)

Net adjustments	2,030	4,339

Non-GAAP net income	$36,219	$31,938

	(Unaudited)
	Three months ended
Diluted EPS reconciliation	Mar. 31, 2013	Mar. 31, 2012
Non-GAAP diluted EPS (1)	$0.54	$0.43

GAAP diluted EPS	$0.51	$0.37

Adjustments for non-cash interest related to ASC 470, net of tax	$0.03	$0.06

Non-GAAP diluted EPS	$0.54	$0.43

	Year Ending Dec. 31 2013
Forecasted Diluted EPS	High	Low
Forecasted Non-GAAP diluted EPS (1)	$2.20	$2.10

Forecasted GAAP diluted EPS	$1.97	$1.87

Adjustments for non-cash interest related to ASC 470 and non-cash non-recurring gains and charges, net of tax	$0.23	$0.23

Forecasted Non-GAAP Diluted EPS	$2.20	$2.10

(1)	Non-GAAP net income and non-GAAP diluted EPS are non-GAAP financial measures which represent net income excluding any non-cash interest related to ASC Topic 470 and non-cash non-recurring gains and charges, net of tax. The Company believes these are useful financial measures in evaluating its financial condition because they are representative of only actual cash results.

	(Unaudited)
	Three months ended
(in thousands)	Mar. 31, 2013	Mar. 31, 2012
EBITDA (2)	$64,598	$56,772

Reconciliation of EBITDA:
Net Income	$34,189	$27,599
Add: Income taxes	15,031	14,843
Add: Net interest expense	13,293	12,595
Add: Depreciation and amortization of certain intangibles	2,085	1,735

EBITDA	$64,598	$56,772

(2)	EBITDA, a non-GAAP financial measure, represents net income before income taxes, interest, other non-operating gains and losses, depreciation and amortization expenses. The Company believes EBITDA provides additional information for determining its ability to meet future debt service requirements, investing and capital expenditures.

	(Unaudited)
	Three months ended
(in thousands)	Mar. 31, 2013	Mar. 31, 2012
Free Cash Flow (3)	$51,820	$47,447

Reconciliation of Free Cash Flow:

Net Income	$34,189	$27,599
Add: Non-cash income taxes, non-cash interest related to convertible debt, depreciation, amortization of certain intangibles and finance fees, non-cash compensation expense, bad debt expense and net equity earnings from certain joint ventures.	17,748	20,085

Less: Capital expenditures	(117)	(237)

Free Cash Flow	$51,820	$47,447

	Year Ending Dec. 31, 2013
(in thousands)	High	Low
Forecasted Free Cash Flow (3)	$210,000	$203,000

Reconciliation of Forecasted Free Cash Flow:
Net Income	$124,000	$117,000

Add: Non-cash income taxes, non-cash interest related to convertible debt, depreciation, amortization of certain intangibles and finance fees, non-cash compensation expense, bad debt expense, net equity earnings from certain joint ventures and non-cash non-recurring gains and charges	89,000	89,000

Less: Capital expenditures	(3,000)	(3,000)

Forecasted Free Cash Flow	$210,000	$203,000

(3)	Free Cash Flow, a non-GAAP financial measure, represents net income before depreciation, amortization, non-cash compensation expense, bad debt expense, net equity earnings from certain joint ventures, non-cash income taxes, non-cash interest related to convertible debt, non-cash non-recurring gains and charges, less capital expenditures. The Free Cash Flow also excludes any changes in Balance Sheet items. The Company believes Free Cash Flow is useful in evaluating its financial condition because it is representative of cash flow from operations that is available for repaying debt, investing and capital expenditures.